Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2020 Results

- Record Net Revenue increased 11.9% to $342.4 million
-Aggregates volumes increased 9.7%
- Adjusted EBITDA increased 149.1% to $16.4 million

DENVER, CO. - (April 29, 2020) - Summit Materials, Inc. (NYSE: SUM, “Summit,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2020.
For the three months ended March 28, 2020, the Company reported net loss attributable to Summit Inc. of $(45.0) million, or $(0.40) per basic share, compared to net loss attributable to Summit Inc. of $(68.8) million, or $(0.62) per basic share in the comparable prior year period.  Summit reported adjusted diluted net loss of $(56.3) million, or $(0.48) per adjusted diluted share as compared to adjusted diluted net income of $(56.9) million, or $(0.49) per adjusted diluted share in the prior year period.
Summit's net revenue increased 11.9% in the first quarter of 2020 compared to the first quarter of 2019, as ready mix and aggregates contributed the largest proportion of incremental net revenue. The Company reported an operating loss of $(41.7) million in the first quarter 2020, compared to $(57.7) million in the prior year.  Summit's operating margin improved to (12.2)% in the three months ended March 28, 2020 from (18.8)% in the comparable prior year period on net revenue gains in excess of our cost of revenue, partially offset by increases in general and administrative expenses. Adjusted EBITDA increased 149.1% in the first quarter to $16.4 million as compared to $6.6 million in 2019.
For the three months ended March 28, 2020, organic sales volumes increased 9.7% in aggregates, 0.7% in cement and 14.0% in ready-mix concrete and decreased (2.9)% in asphalt, relative to the same period last year, while Q1 2020 organic average selling prices increased 2.2% in aggregates, 2.6% in cement, 6.0% in ready-mix concrete, and 4.1% in asphalt relative to the prior year period.
Tom Hill, CEO of Summit Materials, commented, "We experienced strong demand and favorable pricing conditions in our East and West regions throughout the first quarter, resulting in record Q1 net revenue. More importantly, we implemented safety and distancing protocols at all of our operations in early March in response to the COVID-19 outbreak and we are committed to the continuous improvement of those safety measures. Construction has been deemed essential in all of Summit's markets, and the health and safety of our workforce, customers and local communities is our highest priority."
As of March 28, 2020, the Company had $199.1 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329 million available after consideration of committed letters of credit. For the three months ended March 28, 2020, cash flow used in operations was $(38.9) million while cash paid for capital equipment was $61.8 million. Brian Harris, CFO of Summit Materials added, "While we’ve only seen a limited impact from COVID-19 to date, we have been proactively engaging in contingency planning. We are conducting regular reviews of our capital spending, cost structure, receivables, and working capital under various demand scenarios. Summit has over $500 million in available liquidity and is in a strong financial position."
Summit is withdrawing its previously announced 2020 Adjusted EBITDA guidance of $460 million to $500 million. Hill continued, "While demand for our products and services has not yet been materially impacted by COVID-19, the near term impact to construction activity is less clear. We believe that it is prudent to withdraw guidance at this time, pending better visibility into the extent of economic disruption related to COVID-19 and the ultimate resumption of normal business conditions."
The Company is reducing its 2020 capital expenditure guidance to $145 to $160 million, including $50 million to $60 million for greenfield projects, from its prior 2020 capital expenditure guidance of $185 to $205 million, which included $65 to $80 million for greenfield projects, as certain items have been deferred at Summit's option to later periods.
Summit's approximately 6,000 employees continue to work as construction has been deemed essential in its markets. Extensive safety, hygiene, and distancing protocols have been implemented. Summit has been continuously improving its safety measures and following CDC guidelines. Employees in office-related functions have been working from home since early March.

First Quarter 2020 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 9.4% to $96.2 million in the first quarter 2020 when compared to the prior year period. Aggregates adjusted cash gross profit margin increased to 47.7% in the first quarter 2020 compared to 43.2% on higher volumes, increased average selling prices and product mix. Aggregates sales volumes increased 9.7% in the first quarter 2020, when compared to the prior-year period on higher organic volume growth, particularly in Missouri, Kansas, Utah, and Virginia.  Average selling prices for aggregates increased 2.2% in the first quarter 2020 when compared to the prior year period.

Cement Business: Cement segment net revenues increased 1.7% to $37.9 million in the first quarter 2020, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to (10.0)% in the first quarter, compared to 3.1% in the prior year period, as the Company incurred higher maintenance and winter storage costs. Organic sales volume of cement increased 0.7% in the first quarter and organic average selling prices increased 2.6% when compared to the prior year period.

Products Business: Products net revenues were $176.3 million in the first quarter 2020, compared to $151.3 million in the prior year period. Products adjusted cash gross profit margin increased to 18.4% in the first quarter, versus 13.5% in the prior year period. Our organic average sales price for ready-mix concrete increased 6.0%, coupled with a 14.0% increase in organic sales volumes of ready-mix concrete, led by higher volumes in Kansas, Utah, and Arkansas. Our organic average sales price for asphalt increased 4.1% while we had a 2.9% decrease in asphalt organic sales volumes as volume growth in Virginia was partially offset by maintenance activity in parts of Texas.

First Quarter 2020 | Results By Reporting Segment

Net revenue increased by 11.9% to $342.4 million in the first quarter 2020, versus $306.0 million in the prior year period. The improvement in net revenue was primarily attributable to organic volume and price growth in ready-mix concrete and aggregates. The Company reported an operating loss of $(41.7) million in the first quarter 2020, compared to $(57.7) million in the prior year period. Net loss decreased to $(46.7) million in the first quarter of 2020, compared to a loss of $(71.5) million in the prior year period. Adjusted EBITDA increased 149.1% to $16.4 million in the first quarter of 2020, compared to $6.6 million in the prior year period.

West Segment: The West Segment reported operating income of $0.4 million in the first quarter 2020, compared to $(11.6) million in the prior year period. Adjusted EBITDA increased to $22.5 million in the first quarter 2020, compared to $14.3 million in the prior year period. Improvements in operating income reflected increased demand for ready-mix and aggregates in Utah and Texas. Aggregates revenue in the first quarter increased 7.5% over the prior year period including a 9.2% increase in organic volumes despite a (1.5)% decrease in organic average sales prices. Ready-mix concrete revenue in the first quarter 2020 increased 11.8% over the prior year period, as a 5.2% increase in organic volumes and a 6.3% increase in organic average sales prices reflected favorable market conditions in Utah and Texas. Asphalt revenue decreased by (3.6)% in the first quarter 2020 over the prior year period on a (4.9)% decrease in volume in parts of Texas related to maintenance activity, partially offset by a 3.7% increase in price.
East Segment: The East Segment reported operating loss of $(11.8) million in the first quarter 2020, compared to $(17.3) million in the prior year period. Adjusted EBITDA increased to $9.6 million in the first quarter 2020, compared to $3.2 million in the prior year period. Adjusted EBITDA was favorably impacted by higher volume and price in all lines of business. Aggregates revenue increased 15.7% resulting from a 10.0% and 5.2% increase in organic volumes and average sales prices, respectively, driven by growth in Missouri and parts of Kansas. Ready-mix concrete revenue increased 58.7% due to an increase in organic volumes while average selling prices increased 3.5% due in part to wind farm work in Kansas and significant commercial work in Arkansas. Asphalt revenue increased 20.0% due to a 21.2% increase in organic volumes and a 5.8% increase in organic average sales prices reflecting strong demand and favorable weather conditions in Virginia.
Cement Segment: The Cement Segment reported an operating loss of $(15.5) million in the first quarter 2020, an increase from $(12.9) million in the prior year period. Adjusted EBITDA decreased to $(7.6) million in the first quarter 2020, compared to $(2.6) million in the prior year period, due to higher maintenance and winter storage costs. The segment reported increases of 0.7% and 2.6% in organic sales volumes and organic average selling prices, respectively, during the first quarter 2020 as compared to the prior year period.

Liquidity and Capital Resources

As of March 28, 2020, the Company had cash on hand of $199.1 million and borrowing capacity under its $345 million revolving credit facility of $329 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement.  The Company only has a financial maintenance covenant for the benefit of its revolving credit facility not to exceed First Lien on its Net Leverage of 4.75x. As of March 28, 2020, the Company had $1.9 billion in debt outstanding, including $680.7 million of Net Senior Secured Leverage.

Financial Outlook

Summit is withdrawing its previously announced 2020 Adjusted EBITDA guidance until the Company has better visibility into the extent of economic disruption related to COVID-19 and the ultimate resumption of normal business conditions. The Company is reducing its 2020 capital expenditure guidance to $145-$160 million, including $50 million to $60 million estimated for greenfield projects, from its prior 2020 capital expenditure guidance of $185 to $205 million, including $65 to $80 million for greenfield projects, as certain items have been deferred at Summit's option to later periods.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, April 29, 2020, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter 2020 financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-823-8690
International Live:                  1-825-312-2236
Conference ID:                       8877386
Password:                           Summit

To listen to a replay of the teleconference, which will be available through May 5, 2020:

Domestic Replay:                   1-800-585-8367
International Replay:              1-416-621-4642
Conference ID:                       8877386

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended
	March 28,	March 30,
	2020	2019
Revenue:
Product	$305,307	$271,641
Service	37,099	34,309
Net revenue	342,406	305,950
Delivery and subcontract revenue	24,784	26,689
Total revenue	367,190	332,639
Cost of revenue (excluding items shown separately below):
Product	232,504	213,726
Service	28,867	26,589
Net cost of revenue	261,371	240,315
Delivery and subcontract cost	24,784	26,689
Total cost of revenue	286,155	267,004
General and administrative expenses	70,224	67,610
Depreciation, depletion, amortization and accretion	51,778	55,388
Transaction costs	753	308
Operating loss	(41,720)	(57,671)
Interest expense	27,818	30,105
Loss on debt financings	—	14,565
Other loss (income), net	89	(2,803)
Loss from operations before taxes	(69,627)	(99,538)
Income tax benefit	(22,901)	(28,037)
Net loss	(46,726)	(71,501)
Net loss attributable to Summit Holdings (1)	(1,747)	(2,729)
Net loss attributable to Summit Holdings	$(44,979)	$(68,772)
Loss per share of Class A common stock:
Basic	$(0.40)	$(0.62)
Diluted	$(0.40)	$(0.62)
Weighted average shares of Class A common stock:
Basic	113,602,110	111,811,679
Diluted	113,602,110	111,811,679
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	March 28,	December 28,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$199,114	$311,319
Accounts receivable, net	231,215	253,256
Costs and estimated earnings in excess of billings	11,319	13,088
Inventories	231,413	204,787
Other current assets	15,195	13,831
Total current assets	688,256	796,281
Property, plant and equipment, less accumulated depreciation, depletion and amortization (March 28, 2020 - $1,000,745 and December 28, 2019 - $955,815)	1,768,703	1,747,449
Goodwill	1,195,557	1,199,699
Intangible assets, less accumulated amortization (March 28, 2020 - $11,071 and December 28, 2019 - $10,366)	22,793	23,498
Deferred tax assets, less valuation allowance (March 28, 2020 - $1,675 and December 28, 2019 - $1,675)	237,922	212,333
Operating lease right-of-use assets	30,527	32,777
Other assets	48,510	55,519
Total assets	$3,992,268	$4,067,556
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$7,942	$7,942
Current portion of acquisition-related liabilities	30,923	32,700
Accounts payable	122,350	116,359
Accrued expenses	102,460	120,005
Current operating lease liabilities	8,131	8,427
Billings in excess of costs and estimated earnings	14,022	13,864
Total current liabilities	285,828	299,297
Long-term debt	1,850,289	1,851,057
Acquisition-related liabilities	13,024	19,801
Tax receivable agreement liability	327,957	326,965
Noncurrent operating lease liabilities	23,280	25,381
Other noncurrent liabilities	96,031	100,282
Total liabilities	2,596,409	2,622,783
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 114,110,597 and 113,309,385 shares issued and outstanding as of March 28, 2020 and December 28, 2019, respectively	1,142	1,134
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of March 28, 2020 and December 28, 2019	—	—
Additional paid-in capital	1,239,271	1,234,020
Accumulated earnings	143,826	188,805
Accumulated other comprehensive (loss) income	(2,645)	3,448
Stockholders’ equity	1,381,594	1,427,407
Noncontrolling interest in Summit Holdings	14,265	17,366
Total stockholders’ equity	1,395,859	1,444,773
Total liabilities and stockholders’ equity	$3,992,268	$4,067,556

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Three months ended
	March 28,	March 30,
	2020	2019
Cash flow from operating activities:
Net loss	$(46,726)	$(71,501)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	55,278	57,039
Share-based compensation expense	4,905	5,906
Net gain on asset disposals	(1,933)	(1,735)
Non-cash loss on debt financings	—	2,850
Change in deferred tax asset, net	(24,194)	(28,028)
Other	1,611	47
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	19,939	20,118
Inventories	(26,979)	(705)
Costs and estimated earnings in excess of billings	1,710	1,541
Other current assets	(2,519)	(3,447)
Other assets	5,543	2,576
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	(2,712)	(5,431)
Accrued expenses	(20,776)	(6,963)
Billings in excess of costs and estimated earnings	245	(1,195)
Tax receivable agreement liability	993	59
Other liabilities	(3,316)	(1,807)
Net cash used in operating activities	(38,931)	(30,676)
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(2,842)
Purchases of property, plant and equipment	(61,829)	(62,188)
Proceeds from the sale of property, plant and equipment	3,160	2,797
Other	1,801	(178)
Net cash used for investing activities	(56,868)	(62,411)
Cash flow from financing activities:
Proceeds from debt issuances	—	300,000
Debt issuance costs	—	(5,774)
Payments on debt	(5,493)	(256,333)
Payments on acquisition-related liabilities	(9,515)	(8,933)
Proceeds from stock option exercises	310	766
Other	(908)	(501)
Net cash (used in) provided by financing activities	(15,606)	29,225
Impact of foreign currency on cash	(800)	191
Net decrease in cash	(112,205)	(63,671)
Cash and cash equivalents—beginning of period	311,319	128,508
Cash and cash equivalents—end of period	$199,114	$64,837

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Twelve months ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019
Segment Net Revenue:
West	$184,492	$168,229	$1,038,993	$1,010,440
East	119,989	100,415	736,787	634,308
Cement	37,925	37,306	291,323	280,544
Net Revenue	$342,406	$305,950	$2,067,103	$1,925,292

Line of Business - Net Revenue:
Materials
Aggregates	$96,161	$87,872	$477,959	$394,246
Cement (1)	32,863	32,499	266,599	258,258
Products	176,283	151,270	1,013,570	962,489
Total Materials and Products	305,307	271,641	1,758,128	1,614,993
Services	37,099	34,309	308,975	310,299
Net Revenue	$342,406	$305,950	$2,067,103	$1,925,292

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$50,263	$49,890	$187,097	$162,246
Cement	36,651	31,351	154,449	140,160
Products	143,927	130,855	783,605	763,037
Total Materials and Products	230,841	212,096	1,125,151	1,065,443
Services	30,530	28,219	230,744	235,551
Net Cost of Revenue	$261,371	$240,315	$1,355,895	$1,300,994

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$45,898	$37,982	$290,862	$232,000
Cement (3)	(3,788)	1,148	112,150	118,098
Products	32,356	20,415	229,965	199,452
Total Materials and Products	74,466	59,545	632,977	549,550
Services	6,569	6,090	78,231	74,748
Adjusted Cash Gross Profit	$81,035	$65,635	$711,208	$624,298

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	47.7%	43.2%	60.9%	58.8%
Cement (3)	(10.0)%	3.1%	38.5%	42.1%
Products	18.4%	13.5%	22.7%	20.7%
Services	17.7%	17.8%	25.3%	24.1%
Total Adjusted Cash Gross Profit Margin	23.7%	21.5%	34.4%	32.4%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended
Total Volume	March 28, 2020	March 30, 2019
Aggregates (tons)	11,193	10,207
Cement (tons)	299	297
Ready-mix concrete (cubic yards)	1,244	1,091
Asphalt (tons)	409	421

	Year ended
Pricing	March 28, 2020	March 30, 2019
Aggregates (per ton)	$10.85	$10.62
Cement (per ton)	116.21	113.31
Ready-mix concrete (per cubic yards)	114.04	107.62
Asphalt (per ton)	56.86	54.62

	Year ended
	Percentage Change in
Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	9.7%	2.2%
Cement (per ton)	0.7%	2.6%
Ready-mix concrete (per cubic yards)	14.0%	6.0%
Asphalt (per ton)	(2.9)%	4.1%

	Year ended
	Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	9.7%	2.2%
Cement (per ton)	0.7%	2.6%
Ready-mix concrete (per cubic yards)	14.0%	6.0%
Asphalt (per ton)	(2.9)%	4.1%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended March 28, 2020
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	11,193	$10.85	$121,473	$(25,312)	$96,161
Cement	299	116.21	34,758	(1,895)	32,863
Materials			$156,231	$(27,207)	$129,024
Ready-mix concrete	1,244	114.04	141,809	(105)	141,704
Asphalt	409	56.86	23,243	(49)	23,194
Other Products			69,846	(58,461)	11,385
Products			$234,898	$(58,615)	$176,283

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net loss to Adjusted EBITDA by segment for the three months ended March 28, 2020 and March 30, 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended March 28, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$498	$(11,067)	$(12,278)	$(23,879)	$(46,726)
Interest (income) expense	(578)	(569)	(3,176)	32,141	27,818
Income tax benefit	(467)	(129)	—	(22,305)	(22,901)
Depreciation, depletion and amortization	21,684	20,720	7,808	989	51,201
EBITDA	$21,137	$8,955	$(7,646)	$(13,054)	$9,392
Accretion	116	376	85	—	577
Transaction costs	—	—	—	753	753
Non-cash compensation	—	—	—	4,905	4,905
Other	1,215	242	—	(670)	787
Adjusted EBITDA	$22,468	$9,573	$(7,561)	$(8,066)	$16,414
Adjusted EBITDA Margin (1)	12.2%	8.0%	(19.9)%		4.8%

Reconciliation of Net Loss to Adjusted EBITDA	Three months ended March 30, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net loss	$(9,552)	$(18,367)	$(10,568)	$(33,014)	$(71,501)
Interest expense (income)	743	1,008	(2,319)	30,673	30,105
Income tax (benefit) expense	(443)	54	—	(27,648)	(28,037)
Depreciation, depletion and amortization	23,796	19,905	10,154	952	54,807
EBITDA	$14,544	$2,600	$(2,733)	$(29,037)	$(14,626)
Accretion	129	306	146	—	581
Loss on debt financings	—	—	—	14,565	14,565
Transaction costs	—	—	—	308	308
Non-cash compensation	—	—	—	5,906	5,906
Other	(375)	336	—	(107)	(146)
Adjusted EBITDA	$14,298	$3,242	$(2,587)	$(8,365)	$6,588
Adjusted EBITDA Margin (1)	8.5%	3.2%	(6.9)%		2.2%
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(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net loss per share attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended March 28, 2020 and March 30, 2019. The per share amount of the net loss attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	March 28, 2020		March 30, 2019
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net loss attributable to Summit Materials, Inc.	$(44,979)	$(0.39)	$(68,772)	$(0.60)
Adjustments:
Net loss attributable to noncontrolling interest	(1,747)	(0.01)	(2,729)	(0.02)
Loss on debt financings	—	—	14,565	0.13
Adjusted diluted net loss before tax related adjustments	(46,726)	(0.40)	(56,936)	(0.49)
Changes in unrecognized tax benefits	(9,537)	(0.08)	—	—
Adjusted diluted net loss	$(56,263)	$(0.48)	$(56,936)	$(0.49)
Weighted-average shares:
Basic Class A common stock	113,602,110		111,811,679
LP Units outstanding	3,154,228		3,426,617
Total equity units	116,756,338		115,238,296

The following table reconciles operating loss to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months ended March 28, 2020 and March 30, 2019.

	Three months ended
	March 28,	March 30,
Reconciliation of Operating Loss to Adjusted Cash Gross Profit	2020	2019
($ in thousands)
Operating loss	$(41,720)	$(57,671)
General and administrative expenses	70,224	67,610
Depreciation, depletion, amortization and accretion	51,778	55,388
Transaction costs	753	308
Adjusted Cash Gross Profit (exclusive of items shown separately)	$81,035	$65,635
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	23.7%	21.5%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three months ended March 28, 2020 and March 30, 2019.

	Three months ended
	March 28,	March 30,
($ in thousands)	2020	2019
Net loss	$(46,726)	$(71,501)
Non-cash items	35,667	36,079
Net loss adjusted for non-cash items	(11,059)	(35,422)
Change in working capital accounts	(27,872)	4,746
Net cash used in operating activities	(38,931)	(30,676)
Capital expenditures, net of asset sales	(58,669)	(59,391)
Free cash flow	$(97,600)	$(90,067)

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152